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                                      LOGO
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                                  S C A N V E C
                                  A M I A B L E
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         ScanVec - Amiable Inc. Atidim Industrial Park, P.O. Box 58159,
         Tel-Aviv 61581, Israel, Tel: 972-3-6474477 Fax: 972-3-6490778
         --------------------------------------------------------------

                              EMPLOYMENT AGREEMENT

                 Drawn up and signed on the 26 of October, 1999

                                           BETWEEN: Amiable Technologies Inc.
                                           Of 2 International Plaza, Suite 625
                                           Philadelphia, PA 19113
                                           (hereinafter: the "Company")

                                                                of the one party
                                           AND:
                                           Gerald J. Kochanski
                                           Of 874 Aster Road,
                                           Warminister, PA 18974
                                           (hereinafter: the Employee)

                                                              of the other party


WHEREAS the Employee is employed by the Company as in the position of VP operations of the Company; reporting to the CEO of the company, and

WHEREAS the Employee and the Company desire to establish and set out in writing the terms of employment of the Employee, as provided hereinafter in this
Agreement:

Therefore, the parties hereby agree as follows:

1.   Preamble

     A. The Preamble and Appendices hereto form an integral part of this Agreement.

     B. The parties hereby declare that there is no impediment of any kind to their signing this Agreement.

     C. This Agreement embodies all of the understandings, agreements and representations between the parties, and no party shall be heard on the contention of any understanding, agreement or representation not mentioned in the Agreement.

     D. The clause headings are solely for the sake of convenience and no significance shall be attributed to them in the interpretation of the Agreement.


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2.   General

     A. The Employee shall be employed by the Company in the position of VP Operations.

     B. The Employee declares that he is not bound by any other undertaking or contract that prevents him from assuming the undertakings according to this Agreement.

     C. During the term of his employment with the Company, the Employee shall not be entitled to engage in any other work or occupation, whether for or free of consideration, without the prior written approval of the Board of Directors of the Company, except as a public director on the board of directors of companies.

          The Company is aware to the fact that the employee is currently teaching a business course at La Salle University, in Philadelphia. The Company has already approved this prior engagement.

     D. The Employee shall not accept any benefit from any person or entity in connection with his work, and shall not agree to accept any promise of a benefit in connection with his work, without the prior written consent of the Management of the Company.

     E. The Employee shall abstain from any thing and matter involving a conflict of interests between the good of the Company and his own good and/or the good of another person and/or the good of another entity.

     F. The Employee undertakes to notify the Company immediately on learning of any matter that could give rise to a conflict of interests as stated in clause 2(E) above.

     G. The Employee undertakes to fulfill his duties and to work for the Company faithfully and devotedly, to the best of his abilities, for the purpose of promoting its business and interests, and he undertakes to invest the time and effort required for fulfilling the tasks assigned to him, whether he is required to do so on the Company's premises or elsewhere.

3.   Salary

     The Employee shall be paid a yearly salary of $100,000 (the "Salary"), which shall be payable in equal periodic installments according to the employer's customary payroll practices, but no less frequently than monthly. The salary will be reviewed by the CEO at the end of the fiscal year.

4.   Life Insurance Policy

     The company will pay an annual premium to a "Life insurance policy" on behalf of the Employee (The coverage of this policy would be up to $500,000).


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5.   Bonus Compensation

     Consistent with the Employer's bonus policies based on the annual performances and profitability of the company and with respect to the other executive employees of the same level as the Employee, the CEO of the Company shall consider granting the Employee personal bonuses, in addition to the Salary and to the perquisites stated in this Agreement. The bonuses will be aproved by the board of directors.

6.   Stock Options

     Subject to the option plan of the company, the employee will receive options for the purchase of ordinary shares of the Company free of consideration, according to Board approval.

7.   Company Car

     The Company shall place at the Employee's disposal a company car.

8.   Cellular telephone

     The company will provide the Employee with a cellular telephone and will cover the related expenses, accordingly.

9.   Director's Insurance

     The Company shall take out insurance for the Employee providing full coverage against claims by any third party in connection with his activity in the Company.

10.  Annual Vacation

     The Employee shall be entitled to paid vacation of two weeks per year. The Employee shall also be entitled to the paid holidays for managerial employees set forth in the Employer's employment policies.

11.  Term of the Agreement

     A.   The term of this Agreement will begin from September 1, 1999.

     B. The parties agree that each party shall have the right to terminate this Agreement by giving a prior written notice of at least two months (hereby - "prior notice period"). It is agreed between the parties that this agreement will be valid during the period of the prior notice of the termination of this agreement.


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     C.   In case that during the next six months, following the signing of this agreement, the Employee will be forced to leave or change his position in the company due to external circumstances - as change in the control of shareholders of the company or restructuring of the company (due to this change in the control of shareholders), the Employee will be entitled to receive four months of severance period, in addition to the "prior notice period".

     D. The Company shall be entitled to dismiss the Employee without notice, denying him severance pay wholly or partly at its sole discretion, in any case where by law it is entitled to dismiss the Employee without severance pay, and on the occurrence of any of the following circumstances:

          1)   The Employee committed an offense involving moral turpitude.

          2) The arbitrator holds that the Employee committed a serious breach of discipline.

          3)   The Employee willfully damaged property of the Company.

          4) The Employee conveyed to another confidential information regarding the Company or its customers.


12.  Copyrights and/or Patent Rights

     A. Any invention and/or discovery and/or idea and/or development and/or work being the subject of copyrights (hereinafter: the "Invention"), which the Employee reached during the term of his employment with the Company and/or as a result of his employment with the Company, shall be deemed the property of the Company. The Company shall be entitled to act with the Invention as it desires, including registration of the Invention in its name.

     B. The Employee undertakes to do whatever is necessary to obtain protection for the Invention in the Company's favor, including signing all the documents required for the purpose of obtaining such protection.

     C. The Employee undertakes not to disclose any detail whatsoever in connection with the Invention and not to make any use of the Invention without the Company's explicit consent in writing.


13.  Work Procedures at the Company

     A. The work week is in accordance with the American Law and according to the common policy at Amiable Technologies Inc.

     B. The Employee shall comply with all of the Company's procedures as in effect from time to time.


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14.  Nondisclosure and No Competition

     A. The Employee undertakes, during the term of this Agreement and subsequent thereto, to keep in absolute confidence any material regarding the Company and/or its subsidiaries, their business and activities and any information connected with his work or with customers, their plans and activities, including his Salary and the conditions of his employment. The Employee undertakes not to convey to any entity or person, in any manner whatsoever, information of any kind whatsoever having to do with matters related to his work and/or duties, or information that came to his knowledge in the course of his employment in the Company's service, except in the framework of his work and for the Company's benefit. The Employee's commitments under this clause are unlimited in time and shall continue in effect also after the termination of this Agreement or the expiry of the employer/employee relations between the Employee and the Company for any reason whatsoever.

     B. The Employee undertakes not to transfer and/or photocopy and/or duplicate and/or reproduce any written material and any property and equipment of the Company, except in the course and for the purpose of his work.

          In case of the termination of the Employee's employment with the Company for any reason whatsoever, the Employee shall cause any equipment, property and document of the Company being in his possession or control, to be returned to the Company by the date of termination of his employment.

     C. Without derogating from any of the foregoing, and solely for the purpose of adding thereto, the Employee undertakes during a period of 12 months from the date of termination of this Agreement for any reason whatsoever, not to apply directly or indirectly to customers of the Company and not to work with and/or on behalf of entities directly or indirectly competing with customers of the Company - whether by himself or through a company under his control, as a partner or as an interested party in a corporation, including in the framework of his activity as an employee or consultant or subcontractor of an entity competing with the Company's business, or in any other manner.

     D. The Employee undertakes to be liable toward the Company for any damage, loss or expense of any kind whatsoever, incurred to the Company or to any third party as a result of the breach of his undertakings in this Agreement.

     E. In any case of a breach by the Employee of any of his undertakings in this Agreement, the Company shall have a separate and independent right of claim against the Employee in respect of such breach, including the right to be awarded temporary reliefs such as injunctions.


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15.  Transfer of Duties

     Upon the termination or conclusion of the Employee's employment with the Company, the Employee undertakes to transfer his duties to whomever the Company shall direct, in an orderly manner and in good time, and to deliver to the Company all of the documents and know-how and any other material in his possession, whether furnished to him by the Company or prepared, produced and/or developed by him in the course of and/or in connection with his work, up to the actual termination of his employment with the Company.

16.  Arbitration

     Any dispute between the parties in anything connected with or deriving from this Agreement, its validity, application and performance, shall be referred to the decision of an arbitrator to be agreed upon by the parties, and his decision shall be final and binding. The selected arbitrator will be located in the United States and shall be subject to substantive law, but shall be exempt from the laws of evidence and the procedures.

17.  Appendices

     A. The following Appendices are attached to this Agreement: Appendix A -- Principles of the Company's Policy on the Subject of Collaboration with Outside Entities and Trading in Shares of the Company.

     B. In any case of a contradiction or inconsistency between any of the provisions of this Agreement and any of the provisions of its Appendices, the provision in the Agreement shall prevail.

     C. In the event that one or more of the Appendices to the Agreement is revised in the course of the performance of the provisions hereunder, where the revised version was approved in advance and in writing by each of the parties, the revised and approved version of that Appendix shall replace the version of the Appendix preceding it in time.

18.  Miscellaneous

     A. This Agreement, including all the Appendices hereto, contains, embodies, exhausts and reflects all the conditions agreed upon by the parties, relating to the Employee's employment with the Company. No party shall be heard on the contention of promises, guarantees, representations or oral agreements that are not reflected in this Agreement and its Appendices.

     B. A change in any of the provisions of this Agreement, or the waiver of any of the rights established herein or arising herefrom, shall not be valid unless made in writing by the parties.


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19.  Addresses

     The parties' addresses in this regard are as stated in the Preamble to this Agreement. Notices under this Agreement shall be given in a letter delivered by hand or by facsimile or by registered post with confirmation of delivery.

          In witness whereof the parties have set their hands hereto:




/s/ xxxxxxxxxxxxxx                                      /s/ Gerald J. Kochanski
------------------                                      -----------------------
The Company                                             The Employee
EFI LEBEL CEO


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         Addendum to Employment Agreement, dated October 26, 1999 between
     Amiable Technologies Inc. (Company) and Gerald J. Kochanski (Employee)

The following amendments are made to the Employment Agreement dated October 26, 1999 between the Company and the Employee effective April 1, 2000:

Title: (Paragraph 2)
The Employee is employed by the Company in the position of Chief Financial Officer and Vice President Operations.

Salary: (Paragraph 3)
The Employee's annual salary is increased to $110,000 in consideration of the change in duties.

Bonus: (Paragraph 5)
The Employee will receive a $20,000 bonus payable in February, 2001 provided Employee has not resigned or been dismissed by the Company for reasons described in Paragraph D.

Term of the Agreement: (Paragraph 11)
A. The term of the Addendum will begin from April 1, 2000.
C. In case that the Employee will be forced to leave or change his position in the company due to external circumstances -- as change in the control of shareholders of the company or restructuring of the company (due to this change in the control of shareholders), the Employee will be entitled to receive three months of severance pay, in addition to the "prior notice period" per paragraph B.

The remainder of the October 29, 1999 Employment Agreement between the Company and the Employee remains unchanged.

           In witness whereof the parties have set their hands hereto:


/s/ Ramon Harel                                 /s/ Gerald J. Kochanski
------------------------------------            -------------------------------
Dr. Ramon Harel                                 Gerald J. Kochanski  (Employee)
President and CEO
Scanvec Amiable Inc. (Company)
(Formerly Amiable Technologies Inc.)